Exhibit 99.1

Media Contact:	Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:	Kathy Kelly, The Kroger Co. (513) 762-4969

KROGER COMPLIES WITH SEC INFORMATION REQUEST

CINCINNATI, OH, June 4, 2003 – The Kroger Co. (NYSE: KR) today said that it recently responded to an information request from the Securities and Exchange Commission as part of a review of the Company’s federal filings. The Company believes the review was conducted as part of the SEC’s regular activities mandated by the Sarbanes-Oxley Act.

The review covered Kroger’s 2001 Form 10-K and its Forms 10-Q from the second and third quarters of fiscal 2002. Among the information requested was an explanation of how Kroger accounts for allowances received from vendors.

Kroger complied with the SEC request and no changes to its filings were required.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of fiscal 2002, the Company operated (either directly or through its subsidiaries) 2,488 supermarkets and multi-department stores in 32 states under approximately two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through its subsidiaries) 784 convenience stores, 441 fine jewelry stores, 376 supermarket fuel centers and 41 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com

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